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                                    EXHIBIT 5

             OPINION AND CONSENT OF BROBECK, PHLEGER, & HARRISON LLP

                                 August 8, 2001



ENCAD, Inc.
6059 Cornerstone Court West
San Diego, California  92121

Re: ENCAD, Inc. Registration Statement on Form S-8 for 395,000 Shares of Common Stock and Related Stock Options pursuant to the 1999 Stock Option/Stock Issuance Plan, as amended, 100,000 Shares of Common Stock and Related Stock Options pursuant to the 1997 Supplemental Stock Option Plan, as amended, and 200,000 Shares of Common Stock Pursuant to the 1993 Employee Stock Purchase Plan, as amended

Ladies and Gentlemen:

We have acted as counsel to ENCAD, Inc., a Delaware corporation (the "Company") in connection with the registration on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended, of an aggregate of 695,000 shares of Common Stock $0.001 par value per share of the Company ("Common Stock") and related stock options, as applicable (the "Shares") as follows: i) 395,000 shares of Common Stock and related stock options for issuance under the Company's 1999 Stock Option/Stock Issuance Plan, as amended to date (the "1999 Plan"), ii) 100,000 shares of Common Stock and related stock options for issuance under the Company's 1997 Supplemental Stock Option Plan, as amended to date (the "1997 Plan"), and iii) 200,000 shares of Common Stock for issuance under the Company's 1993 Employee Stock Purchase Plan, as amended to date (the "1993 Plan" and, together with the 1999 Plan and the 1997 Plan, the "Plans").

This opinion is being furnished in accordance with the requirements of Item 8 of Form S-8 and Item 601(b)(5)(i) of Regulation S-K.

We have reviewed the Company's charter documents and the corporate proceedings taken by the Company in connection with the establishment of the Plans. Based on such review, we are of the opinion that, if, as and when the Shares have been issued and sold (and the consideration therefor received) pursuant to (a) the provisions of option agreements duly authorized under the 1999 Plan or 1997 Plan, as applicable, and in accordance with the Registration Statement, or (b) duly authorized direct stock issuances in accordance with the 1999 Plan or 1993 Plan, as applicable, and in accordance with the Registration Statement, such Shares will be duly authorized, legally issued, fully paid and nonassessable.

We consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder, or Item 509 of Regulation S-K.

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                                                            August 8, 2001
                                                                    Page 2


This opinion letter is rendered as of the date first written above and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Plans or the Shares.

                                        Very truly yours,


                                        BROBECK, PHLEGER & HARRISON LLP

                                          /s/ Brobeck, Phleger & Harrison LLP